Exhibit 99.1

Important Update on Blackout Period for

Directors and Executive Officers of AutoNation, Inc.

January 7, 2011

This is an update to the notice we sent you on December 7, 2010. As you may recall, we sent that notice because federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in common stock (including derivatives) of AutoNation, Inc. (“AutoNation”) due to a blackout of the AutoNation 401(k) Plan (the “Plan”) that lasts for a period of more than three consecutive business days. The Plan is changing recordkeepers from Merrill Lynch, Pierce, Fenner & Smith Incorporated to Wells Fargo Institutional Retirement and Trust, and as a result, there has been a blackout period (the “Blackout Period”) during which participants in the Plan have been temporarily unable to change their contribution rates, request withdrawals or distributions, request new loans, change investment selections or otherwise perform account transactions under the Plan.

The Blackout Period was expected to end on January 22, 2011. Because the change in recordkeepers and the related data transfers are expected to be completed earlier than anticipated, the Blackout Period is now expected to end on January 10, 2011.